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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Service Providers" and "Financial Statements and Experts" in the Combined Proxy Statement and to the incorporation by reference of our reports dated February 13, 2001, with respect to Intermediate Investment Grade Fund, Equity Income Fund and Intermediate New York Tax-Exempt Fund included in the BNY Hamilton Funds, Inc. and February 20, 2001, with respect to Fixed Income Fund, Growth and Income Fund and New York Tax-Free Bond Fund included in the HSBC Mutual Funds Trust, in this Registration Statement on Form N-14 of BNY Hamilton Funds, Inc.

                                                               ERNST & YOUNG LLP


New York, New York
November 15, 2001